Merrill Lynch Ready Assests Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 6/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2003

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/07/2003	$19,000	Apreco, Inc.	1.30%	02/12/2003
01/22/2003	25,100	Amsterdam Funding Corp.	1.28	02/25/2003
02/05/2003	24,051	Amsterdam Funding Corp.	1.26	03/10/2003
02/24/2003	23,000	Apreco, Inc.	1.27	04/10/2003
02/25/2003	10,000	Amsterdam Funding Corp.	1.26	03/20/2003
03/05/2003	12,000	Amsterdam Funding Corp.	1.29	04/15/2003
03/05/2003	14,000	Apreco, Inc.	1.27	04/17/2003
03/05/2003	45,000	Clipper Receivables Corp.	1.29	04/11/2003
03/25/2003	23,066	Forrestal Funding Master	1.25	04/30/2003
04/02/2003	35,000	Forrestal Funding Master	1.25	05/12/2003
04/07/2003	18,000	Old Line Funding Corp.	1.25	05/07/2003
04/10/2003	23,000	Apreco, Inc.	1.25	05/22/2003
04/23/2003	25,000	Falcon Asset Sec	1.26	05/22/2003
05/01/2003	23,000	Forrestal Funding Master	1.26	06/11/2003
05/14/2003	28,000	Tulip Funding Corp.	1.26	06/16/2003
05/16/2003	34,000	Amsterdam Funding Corp.	1.25	07/02/2003
06/10/2003	16,767	Forrestal Funding Master	1.20	07/02/2003
06/23/2003	45,000	Clipper Receivables Corp.	1.01	07/22/2003
06/24/2003	15,000	Barton Capital Corporation	1.00	07/11/2003
06/26/2003	12,351	Tulip Funding Corp.	4.82	07/29/2003